Exhibit 5.1

OPINION OF WILLKIE FARR & GALLAGHER LLP

June 2, 2009

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Loral Space & Communications Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about June 2, 2009.  The Registration Statement relates to the offer and sale from time to time of up to (i) 954,613 shares of the Company’s voting common stock, par value $0.01 per share, and (ii) 9,505,673 shares of the Company’s non-voting common stock, par value $0.01 per share (collectively, the “Shares”) by certain selling stockholders set forth in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents as we have considered necessary for purposes of this opinion, including: (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated By-Laws of the Company, (iv) certain resolutions of the Company’s Board of Directors and (v) such other documents as we have deemed necessary in connection with the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

This opinion is limited to the federal law of the United States, and the General Corporation Law of the State of Delaware, which includes the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP